Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net income of $1.4 million, or $0.52 per share, for the six month period ended December 31, 2013
•	$164 thousand increase in net interest income to $6.2 million for the six months ended December 31, 2013
•	Total assets increased by an annualized 11.9% during the six months ended December 31, 2013
•	Average equity to average assets increased to 10.33% at December 31, 2013 from 8.45% at June 30, 2013

Minerva, Ohio — January 28, 2014 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $755 thousand for the second fiscal quarter of 2014, an increase of $8 thousand, or 1.1%, from the same period last year and an increase of $134 thousand, or 21.6%, from the previous quarter of September 30, 2013. Earnings per share for the second fiscal quarter of 2014 were $0.28 compared to $0.36 for the same period ended December 31, 2012. Earnings per share declined for the second fiscal quarter of 2014 as a result of the additional 655,668 outstanding shares issued for the rights offering that was completed in July 2013.

For the six months ended December 31, 2013 and 2012, net income was $1.4 million in both periods. Fiscal year-to-date net income per share was $0.52 compared to $0.66 for the same period last year.

Return on average assets and return on average equity for the six months ended December 31, 2013 were 0.76% and 7.36%, respectively, compared to 0.79% and 9.46%, respectively, for the same period last year. The return on average equity declined from the same period last year due to an $8.5 million increase in average equity mainly as a result of the $9.2 million in net proceeds from the rights offering that was completed in July 2013.

Assets at December 31, 2013 totaled $364.2 million, an increase of $20.7 million from June 30, 2013. Securities increased by $19.3 million, with this growth being funded by a $5.5 million increase in deposits and by a $9.7 million increase in shareholders’ equity. The growth in shareholders’ equity was primarily the result of the funds received from the rights offering that was completed in July 2013.

Ralph J. Lober, President and Chief Executive Officer, stated, “Our continued emphasis on non-interest income has resulted in steady increases in several other income categories. This, along with increases in both the net interest margin and net interest income from the previous quarter, contributed to strong second quarter results. Our sales and marketing efforts and our focus on developing complete customer relationships continue to drive asset growth.”

Net interest income for the second fiscal quarter of 2014 increased by $112 thousand from the same period last year, with interest income increasing by $41 thousand and interest expense decreasing by $71 thousand. The net interest margin was 3.85% for the current quarter ended December 31, 2013 compared to 3.79% for the previous quarter ended September 30, 2013 and 3.94% for the same period last year. The Corporation’s yield on average interest-earning assets was 4.14% for the three months ended December 31, 2013, a decline from 4.33% for the same period last year. The Corporation’s cost of funds decreased to 0.39% for the three months ended December 31, 2013 from 0.52% for the same period last year.

Other income increased by $59, or 8.7%, to $737 thousand for the second quarter of fiscal year 2014 compared with $678 thousand for the same period last year. This was primarily the result of an increase of $19 thousand from the debit card interchange income and a $30 thousand increase from gain on sale of securities.

Other expenses increased $196 thousand, or 7.2%, for the second fiscal quarter of 2014 from the same period last year. The increase in other expenses is primarily the result of higher salaries and employee benefit expenses and consulting fees.

Non-performing loans were $2.4 million at December 31, 2013, compared with $1.1 million at June 30, 2013 and $1.7 million at December 31, 2012. Non-performing loans increased as a result of placing on non-accrual a $1.4 million commercial real estate credit that is well secured by two farms and multiple homes. The allowance for loan losses as a percentage of non-performing loans was 103.20% at December 31, 2013 compared with 223.06% at June 30, 2013 and 135.88% at December 31, 2012. The allowance for loan losses as a percent of total loans at December 31, 2013 was 1.13% and annualized net charge-offs to total loans were 0.16% for the six month period ended December 31, 2013 compared with 0.05% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and a loan production office in Stark, Carroll and Columbiana counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; the nature, extent, and timing of government and regulatory actions; credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended		Six Month Period Ended
Consolidated Statements of Income	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
Total interest income	$3,411	$3,370	$6,699	$6,677
Total interest expense	246	317	501	643
Net interest income	3,165	3,053	6,198	6,034
Provision for loan losses	35	56	168	81
Other income	737	678	1,432	1,342
Other expenses	2,924	2,728	5,773	5,595
Income before income taxes	943	947	1,689	1,700
Income tax expense	188	200	313	338
Net income	$755	$747	$1,376	$1,362
Basic and diluted earnings per share	$0.28	$0.36	$0.52	$0.66

Consolidated Statements of Financial Condition	December 31, 2013	June 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$9,107	$9,356	$10,314
Certificates of deposit in other financial institutions	1,728	4,175	6,625
Securities, available-for-sale	116,534	97,229	109,478
Securities, held-to-maturity	3,000	3,000	—
Federal bank and other restricted stocks, at cost	1,186	1,186	1,186
Loans held for sale	—	93	310
Total loans	219,814	217,040	205,686
Less: allowance for loan losses	2,487	2,496	2,367
Net loans	217,327	214,544	203,319
Other assets	15,297	13,906	13,350
Total assets	$364,179	$343,489	$344,582
Liabilities and Shareholders’ Equity
Deposits	$299,592	$294,107	$292,241
Other interest-bearing liabilities	24,287	18,856	21,093
Other liabilities	2,414	2,383	2,152
Total liabilities	326,293	315,346	315,486
Shareholders’ equity	37,886	28,143	29,096
Total liabilities and shareholders’ equity	$364,179	$343,489	$344,582

	At or For the Six Month Period Ended
Performance Ratios:	Dec. 31, 2013	Dec. 31, 2012
Return on Average Assets (Annualized)	0.76%	0.79%
Return on Average Equity (Annualized)	7.36	9.46
Average Equity to Average Assets	10.33	8.40
Net Interest Margin (Fully Tax Equivalent)	3.82	3.94

Market Data:
Book Value to Common Share	$13.91	$14.10
Dividends Paid per Common Share	0.24	0.24
Period End Common Shares	2,724,278	2,063,538

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.16%	0.05%
Non-performing Assets to Total Assets	0.86	0.50
ALLL to Total Loans	1.13	1.15